Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2014 Earnings Release
July 24, 2014

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2014 Results

Cat Financial reported second-quarter 2014 revenues of $728 million, an increase of $34 million, or 5 percent, compared with the second quarter of 2013. Second-quarter 2014 profit after tax was $146 million, a $35 million, or 32 percent, increase from the second quarter of 2013.
The increase in revenues was primarily due to a $36 million favorable impact from higher average earning assets.
Profit before income taxes was $206 million for the second quarter of 2014, compared with $158 million for the second quarter of 2013. The increase was primarily due to the absence of a $23 million currency loss in the second quarter of 2013, a $17 million favorable impact from higher average earning assets and a $16 million improvement on net yield on average earning assets.
The provision for income taxes reflects an estimated annual tax rate of 27 percent for the second quarters of both 2014 and 2013.
During the second quarter of 2014, retail new business volume was $3.44 billion, an increase of $56 million, or 2 percent, from the second quarter of 2013. The increase was primarily related to increases in sales of Cat equipment in North America, partially offset by decreases in Mining.
At the end of the second quarter of 2014, past dues were 2.63 percent, compared with 2.44 percent at the end of the first quarter of 2014, 2.37 percent at the end of 2013 and 2.64 percent at the end of the second quarter of 2013. The increase in past dues from the first quarter of 2014 and the end of 2013 reflects higher past dues in the Latin American, Asia/Pacific and European portfolios. Write-offs, net of recoveries, were $19 million for the second quarter of 2014, compared with $27 million for the second quarter of 2013.
As of June 30, 2014, Cat Financial's allowance for credit losses totaled $387 million or 1.27 percent of net finance receivables, compared with $373 million or 1.25 percent of net finance receivables as of March 31, 2014, $378 million or 1.30 percent of net finance receivables at year-end 2013 and $422 million or 1.46 percent of net finance receivables as of June 30, 2013.

“We are pleased with our continued solid performance in the second quarter driven by the continued growth in earning assets,” said Kent Adams, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. “The global Cat Financial team remains focused on helping Caterpillar customers and Cat dealers succeed through financial services excellence.”
For over 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to customers. The company offers a wide range of financing alternatives to customers and Cat® dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia and Europe, with its headquarters in Nashville, Tennessee.

Caterpillar contact: Rachel Potts, 309-675-6892 or 309-573-3444, Potts_Rachel_A@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2014 VS. SECOND-QUARTER 2013
(ENDED JUNE 30)
(Millions of dollars)

	2014	2013	CHANGE
Revenues	$728	$694	5%
Profit Before Income Taxes	$206	$158	30%
Profit After Tax	$146	$111	32%
Retail New Business Volume	$3,443	$3,387	2%
Total Assets	$36,487	$35,039	4%

SIX-MONTHS 2014 VS. SIX-MONTHS 2013
(ENDED JUNE 30)
(Millions of dollars)

	2014	2013	CHANGE
Revenues	$1,441	$1,374	5%
Profit Before Income Taxes	$394	$345	14%
Profit After Tax	$282	$252	12%
Retail New Business Volume	$6,238	$6,284	(1)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and disruptions in the global financial and credit markets, and changes in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and similar sections in our quarterly reports on Form 10-Q, that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.